SHARE PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                                 KAO CORPORATION

                                       AND

                         PRIMARY MARKETING GROUP LIMITED

                   -------------------------------------------



                                NOVEMBER 28, 1998









                                   Beauchamps
                                  Dollard House
                                 Wellington Quay
                                    Dublin 2





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                                TABLE OF CONTENTS

                        SHARE PURCHASE AND SALE AGREEMENT

ARTICLES                                                                    Page

1.       DEFINITIONS..........................................................1
2.       SALE OF SHARES.......................................................7
3.       PURCHASE PRICE AND MISCELLANEOUS EXPENSES ...........................7
4.       CLOSING.............................................................10
5.       SELLER'S WARRANTIES.................................................15
6.       BUYER'S WARRANTIES..................................................22
7.       INTERIM PERIOD......................................................23
8.       POST CLOSING........................................................26
9.       RIGHT OF TERMINATION; DISPUTE SETTLEMENT............................30
10.      BUYER'S INDEMNITY...................................................31
11.      SELLER'S INDEMNITY..................................................32
12.      SURVIVAL, REMEDIES AND PROCEDURE FOR
         INDEMNIFICATION.....................................................33
13       MISCELLANEOUS.....................................................  37


EXHIBIT

Agreement of Guaranty........................................................42


SCHEDULES

Schedule 1.01 Directors .....................................................41
Schedule 1.02 Real Property .................................................43
Schedule 3.03 Valuation Procedure for Inventory,
Accounts Payable, Receivables and Other Miscellaneous Assets.................46
Schedule 5.20 Exceptions to Required Assets..................................48
Schedule 5.21  Software Compliance Year 2000.................................50
Schedule 8.08 Exceptions to NonCompetition Restrictions......................52


DISCLOSURE SCHEDULE




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                        SHARE PURCHASE AND SALE AGREEMENT


                  THIS AGREEMENT, entered into and effective as of the 28th day of November, 1998, by and between KAO CORPORATION, a Japanese corporation, with its principal place of business at 14 -10 Nihonbashi Kayabacho, 1 -chome, Chuo-Ku, Tokyo 103 - 8210, Japan ("Seller"), and PRIMARY MARKETING GROUP LIMITED, a company incorporated in Ireland with registration number 236345, with its principal place of business at Unit 5d, Woodlawn Industrial Estate, Swords, County Dublin, Ireland ("Buyer").


                               W I T N E S S E T H

                  WHEREAS, Seller and Seller's Affiliate are the legal and beneficial owners of the Shares (as defined below along with other capitalized terms); and

                  WHEREAS, Buyer desires to purchase the Shares, and Seller desires to sell the Shares; and

                  WHEREAS, Zomax Optical Media, Inc., a Minnesota corporation, owns directly or indirectly all the shares of Buyer;

                  NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, and subject to the terms, conditions, covenants and provisions of this Agreement, Seller and Buyer mutually covenant and agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

                  1.01 As used in this Agreement, the following terms have the following meanings:

                  "Accounts Payable" means:

                  (a) the trade accounts payable in the ordinary course of business as of Closing (whether or not due) which have arisen from the purchase of goods and/or services by the Business from its suppliers, together with any accrued but unpaid rent in respect of the Real Property due on or prior to Closing;

                  (b) wages, salaries and variable compensation earned by Employees in the Business that is accrued and unpaid, in each case as of the Closing Date;

                  (c) all other Employee benefits, liabilities and claims incurred, accrued or earned and unpaid under any arrangement of the Company as of Closing; and

                  (d) all liability of the Company for taxes of any kind payable by the Company net of credits or offsets for tax losses of the Company as of Closing.

                  "Affiliate" means with respect to a specified entity, an entity that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with the entity specified; provided, that, without limiting the generality of the foregoing, the term "Affiliate" shall not include any entity in which a Party has a fifty percent or less ownership interest.

                  "Agreement" means this Share Purchase and Sale Agreement together with the Exhibit hereto,all its Schedules and the Disclosure Schedule.

                  "Business" means the Irish Business and the German Business.

                  "Business Assets" means the Real Property, the Machinery and Equipment, the Office Equipment, the Permits, the Contracts, the Business Records, the Inventory, the Computer Software Assets, Intellectual Property Rights and Miscellaneous Assets but, for the avoidance of doubt, not including the Excluded Assets.

                  "Business Records" means all business records of the Company prepared in the ordinary course of business and now existing (subject to changes in the ordinary course of business) relating solely or principally to the Business (other than those related to the divestiture of the Business and those comprising communications with Seller and Seller's Affiliates, attorneys, accountants and consultants or not pertaining in some material way to the Business Assets (the "Excluded Records"), subject in all cases to Third Party confidentiality restrictions or legally required consents), including market information, sales aids, customer and supplier lists, sales history and historical site specific accounting information, and records related to Intellectual Property Rights, whether or not located, as of the Closing Date, at the Real Property, which relate exclusively or principally to the Business as it is conducted by the Company at the Real Property.

                  "Buyer's Knowledge" and phrases of like impact shall mean the actual knowledge of Buyer's employees, being Mr. James T. Anderson, Mr. James Flaherty, Mr. Anthony Angelini and Mr. Patrick Burke.

                  "Cash" means all cash on hand or in banks, including cash equivalents and investments, which is held or owned by or for the account of the Company (and not for the account of any customers of the Company).

                  "Closing" means the closing of the sale and purchase of the Shares contemplated by this Agreement.

                  "Closing Date" means the date on which Closing occurs.

                  "Company" means Kao Infosystems (Ireland) Limited, a company incorporated in Ireland with registered number 1907706 and having its registered office at Unit 1, Cloverhill Industrial Estate, Clondalkin, Dublin 22.

                  "Company Benefit Schemes" means all existing employee pension, death benefit, disability benefit or other like benefit schemes, plans, programmes, arrangements and contracts of or operated by or in relation to the Company at the Closing Date full particulars of which are set out in the Disclosure Schedule.

                  "Computer Software Assets" means all computer software, data rights and documentation used in the conduct of the Business as of the date hereof.

                  "Contracts" means all sales orders and contracts, purchase orders and contracts, distribution agreements, development agreements, consulting agreements, Real Property leases, equipment and other chattel leases, licences (including software licences) and other contracts or agreements and to which the Company is a party, to the extent that they shall not have been terminated on or prior to the Closing Date, but excluding any Excluded Assets.

                  "Control" and phrases of like impact shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and operating policies of the entity in respect of which the determination is being made, through the ownership of voting securities, contract, voting trust or otherwise.

                  "Directors" means the several persons, being all the directors of the Company at the Closing Date, whose names and addresses are set out in
Schedule 1.01.

                  "Disclosure Schedule" means the schedule entitled "Disclosure Schedule" which is in a form approved by (and for the purposes of identification signed or initialed by or on behalf of) the parties to this Agreement.

                  "Effective Date" means the effective date of this Agreement being the date written in the preamble to this Agreement.

                  "Employees" means the employees employed as of Closing, in connection with the Irish Business by the Company, and in connection with the German Business, by the German branch of the Company, whose names are set out in the respective staff lists in the Disclosure Schedule.

                  "Encumbrance" means any lien, mortgage, judgment, security interest, easement, restriction or charge or other encumbrance.

                  "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability of the Company arising out of, based on or resulting from, in part or in whole, (a) the presence, or release into the environment, of any Materials of Environmental Concern on the premises comprising the Real Property or (b) circumstances forming the basis of any violation, or alleged violation, of Environmental Laws.

                  "Environmental Laws" means the applicable Irish or German state, provincial, regional, county, parish, municipal and local environmental, health or safety laws, regulations and rules and the common law relating to the use, refinement, handling, treatment, removal, storage, production, manufacture, transportation, disposal, emissions, discharges, releases or threatened release of Materials of Environmental Concern or otherwise relating to protection of the environment as the same may be amended or modified.

                  "Excluded Assets" means those assets of Company listed below which at or prior to Closing shall vest in Seller or Seller's Affiliate:

                  (a) all promissory notes and indebtedness owing to the Company, other than those associated with Receivables;

                  (b) except as expressly set forth in Section 8.05, all rights in the trade name "Kao" and "Kao Infosystems", or any other trademark or trade name, website or Internet domain name of Seller or its Affiliates;

(c)      all insurance policies, proceeds therefrom, and rights thereunder;

                  (d) all contracts or licences under which the Company has been directly or indirectly licensed through Seller to use certain intellectual property rights as listed in the Disclosure Schedule; and

(e)       Excluded Records.

                  "Excluded Liabilities" has the meaning ascribed to such term in Section 3.02.

                  "GAAP" means as the context so requires or admits Irish or German generally accepted accounting principles consistently applied.

                  "German Business" means the business of floppy disc duplication, turnkey assembly and fulfillment carried on in Germany by the German branch of the Company at the Effective Date.

                  "IDA" means IDA Ireland, otherwise or formerly known as the Industrial Development Agency of Ireland, having its address at Wilton Place, Dublin 2.

                  "IDA Grant Agreements" means the four grant agreements to which the IDA, the Company and Seller or (as the case may be) Seller's Affiliate are party, being the agreements respectively dated 31st December 1993, 31st December 1993, 23rd June 1995 and 27th April 1998.

                  "Intellectual Property Rights" means all right, title and interest the Company has in any patents, trademarks, copyrights and technical information that is protected by law from infringement, owned by it and used exclusively by it in the Business (excluding rights granted to it by a third party in a licence or other agreement) but for the avoidance of doubt excluding any right to use, or any rights, title or interest in, the name "Kao" or "Kao Infosystems" or any imitation thereof save as provided in Section 8.04 and
Section 8.05.

                  "Inventory" means the inventories of raw material, stores, tools, work in progress, finished goods, supplies and packaging materials held for use or generated by the Company at Closing, which are located at or in transit to or from the Real Property, field warehouses or customer locations.

                  "Ireland" means the Republic of Ireland.

                  "Irish Business" means the business of compact disc replication, floppy disc duplication, turnkey assembly, telemarketing and fulfillment carried on in Ireland by the Company at the Effective Date.

                  "Losses" has the meaning ascribed in the first paragraph of
Article 10.

                  "Machinery and Equipment" means the manufacturing, storage, distribution, transportation and other machines and equipment owned by the Company (or Company's leasehold interest therein under leases that are Contracts) and located on the Real Property on the date hereof subject to changes in the ordinary course of business.

                  "Material Contract" means those contracts (including contracts in relation to Real Property) to which the Company is a party (other than purchase orders to sell or buy in the ordinary course of business) which relate to the Business and have an aggregate remaining value of at least $25,000. For the purposes of this Agreement, "remaining value" refers to the revenue thereon as to which the Company has a contractual right, or the cost thereof as to which the Company has a contractual duty, prior to expiration thereof or the possible exercise of a termination right thereunder.

                  "Materials of Environmental Concern" means any toxic or hazardous waste, pollutants or substances, including, without limitation, asbestos, radon, PCBs , petroleum products and byproducts, substances defined or listed as a pollutant, air pollutant, "hazardous substance" ,"toxic substance", "toxic pollutant", "medical waste" or similar identified substances or mixtures, in or pursuant to any Environmental Law.

                  "Mergers Act" means the Irish Mergers, Takeovers and Monopolies (Control) Act, 1978 as amended from time to time.

                  "Miscellaneous Assets" means the Receivables, Cash, prepaid expenses (including but not limited to prepaid royalties, prepaid tax assessments and prepaid fees and charges for utilities and other periodic payments relating to the Business), and other current assets (other than Inventory), all as of the Closing Date.

                  "Office Equipment" means the office equipment, furniture, files, cabinets, computer hardware and related tangible personal property owned by the Company (or the Company's leasehold interest therein under leases that are Contracts) and located on the Real Property on the date hereof, subject to changes in the ordinary course of business provided that software loaded on computers shall be deemed Business Assets only if such software constitutes Computer Software Assets.

                  "Other Purchase and Sale Agreements" means the other agreements, dated on or about the date hereof, which Buyer or its Affiliate has entered into respectively with Kao Infosystems Canada Inc. and Kao Infosystems Company for the purchase and sale of assets described in those other agreements.

                  "Party" means either Buyer or Seller.

                  "Parties" means both Buyer and Seller.

                  "Permits" means all rights in and to all permits, consents, licenses, authorizations, and approvals used in the Business, which are required by any governmental entity in order for the Company to conduct the Business as presently conducted (excluding general corporate and other similar authorizations not specific to the Business, such as qualifications to transact business).

                  "Purchase Price" has the meaning ascribed in Section 3.03.

                  "Real Property" means the all the right, title and interest of the Company in the property situate in Ireland and in Germany as described in
Schedule 1.02.

                  "Receivables" means the trade accounts receivable by the Company as of Closing arising from the sale of products and/or services in the course of the Business by the Company to its customers.

                  "Secretary" means the secretary of the Company, being HBK Secretarial Services Limited, having its address at Dollard House, Wellington Quay, Dublin 2.

                  "Seller's knowledge" and phrases of like impact shall mean the actual knowledge of the following persons: Mr Katsuji Kasutani and Mr Tatsuya Fukuda as to the Business, Mr. Stephen Fisher as to the Irish Business and Mr Benno Vaske as to the German Business.

                  "Shares" means the 13,680,860 issued Ordinary Shares of IR(pound)1 each in the capital of the Company.

                  "Tangible Property" means the Machinery and Equipment, Office Equipment, Inventory and the Business Records.

                  "Taxes" means all forms of taxation, duties, imposts and levies whether of Ireland or elsewhere, including (but without limitation) income tax, corporation tax, corporation profits tax, advance corporation tax, capital gains tax, capital acquisitions tax, residential property tax, wealth tax, value added tax, customs and other import and export duties, excise duties, stamp duty, capital duty, social insurance, social welfare or other similar contributions and other amounts corresponding thereto whether payable in Ireland or elsewhere, and any interest, surcharge, penalty or fine in connection therewith.

                  "Third Party" shall mean a party other than either of the Parties or their respective Affiliates.

                  "US Agreement" means the agreement dated on the date of this Agreement, made between Kao Infosystems Company and Zomax or its Affiliate and relating to the sale and purchase of assets described in such agreement.

                  "Zomax" means Zomax Optical Media, Inc, a Minnesota corporation with its principal place of business at 5353 Nathan Lane, Plymouth, Minnesota 55442, being the holding company (within the meaning of Section 155 of the Companies Act, 1963) of Buyer.

                  "Zomax Guaranty" means the Agreement of Guaranty, in the form attached hereto as an Exhibit, providing a guarantee by Zomax in favour of Seller.

                  1.02 Unless otherwise noted, all dollar amounts set forth herein are expressed in United States currency and the symbol "$" shall mean United States dollars. If for any reason whatsoever it becomes necessary to convert any sum due under this Agreement from one currency ("the first currency") into United States dollars ("the second currency") or vice versa such conversion shall be made at the rate of exchange prevailing on the business day prior to the date payment is due. For this purpose "rate of exchange" means the rate at which the party converting such currency could purchase the second currency with the first currency using the rates quoted in the New York Times, and "business day" means a day on which banks in Dublin and New York City are generally open for business.

                  1.03 Reference to Sections are to Sections of Articles of this Agreement and reference to Articles are to Articles of this Agreement.

                  1.04 Reference to Schedules and the Exhibit are to the attached schedules and exhibit hereto which are incorporated by reference.

                                    ARTICLE 2
                                 SALE OF SHARES

                  Seller agrees to sell such of the Shares as are registered in its name as of the Closing Date, and to cause its Affiliate to sell the remaining Shares as are registered in its name as of the Closing Date, and Buyer agrees to purchase as of the Closing Date the Shares, free from all Encumbrances and with the benefit of all rights of whatsoever nature attaching or accruing to the Shares including all rights to any dividends and distributions declared, paid or made in respect of the Shares on or after the Closing Date.


                                    ARTICLE 3
                    PURCHASE PRICE AND MISCELLANEOUS EXPENSES

                  Subject to the terms and conditions of this Agreement, Buyer and Seller agree as follows:

                  3.01 Inclusion of Liabilities: Pursuant to the purchase of the Shares, Buyer acknowledges that the Company continues to be liable to pay, discharge and perform when due all liabilities and obligations (whether known or unknown, fixed or contingent) of the Company, including all Accounts Payable but other than Excluded Liabilities (the foregoing liabilities and obligations being hereinafter referred to as the "Included Liabilities"). The Included Liabilities include, but are not limited to:

                  (a) All obligations arising from and after the Closing under Contracts, Permits and other agreements (including, without limitation, the Contracts and agreements regarding Computer Software Assets); and

                  (b) All Accounts Payable existing on or after the Closing
Date.

                  3.02 No Excluded Liabilities: Except as provided in Section 3.01, it is intended that the Company shall not have any liabilities or obligations (whether known or unknown, fixed or contingent) to the extent they arise out of or relate to the Company's ownership, use or operation of the Business or the Business Assets prior to the Closing Date (the "Excluded Liabilities"). The Excluded Liabilities include, but are not limited to the following:

                  (a) Indebtedness for borrowed money incurred prior to the Closing Date.

                  (b) Liabilities with respect to capitalized leases.

                  (c) Other liabilities that are required under GAAP to be accrued on the Company's balance sheet as of the Closing Date and are not included in Accounts Payable or otherwise taken into account for purposes of calculating the final Purchase Price under Section 3.03.

                  (d) Seller's Environmental Liabilities (as defined in Section
11.02 below).

                  (e) Seller's Taxes (as defined in Section 11.01 (a) below).

If any Excluded Liabilities are found to exist after the Closing Date, Seller shall be liable therefor to the extent of its indemnity obligation as set forth in Section 11.01 hereof.

                  3.03 (a) Purchase Price: The purchase price for the Shares and for all other rights and liabilities contemplated hereunder ("Purchase Price") shall be the sum of:

                           (1) Three million four hundred thousand Dollars
                  ($3,400,000); and

                           (2) the value of the Inventory as of Closing computed
                  in accordance with Schedule 3.03; and

                           (3) the value of the Receivables and other
                  Miscellaneous Assets as of Closing computed in accordance with the provisions of Schedule 3.03; and

                           (4) the value (expressed as a negative number) of
                  Accounts Payable as of Closing (net of any credits or refunds accruing with respect thereto in the period prior to the Closing Date) computed in accordance with the provisions of
                  Schedule 3.03.

                       (b) (1) Five business days prior to Closing Seller
                  shall provide to Buyer in writing an estimate of the values described in Section 3.03(a)(2) (3) and (4) (whether totaling a negative or positive number), which values shall be added to the amount set forth in Section 3.03(a)(1) in order to determine the amount paid by Buyer to Seller at the Closing. All estimates shall be computed in accordance with the methodology set forth in Schedule 3.03. Buyer shall be provided access to the written information used by Seller to calculate such estimates concurrent with Seller's preparation of such estimates, and such estimates shall be explained to Buyer promptly after they are calculated.

                           (2) No later than 45 days following Closing, Seller
                  shall provide to Buyer a report setting forth the actual amount of the values described in Section 3.03(a)(2), (3) and
                  (4) as of the Closing, using the same valuation methods as required herein to be used in preparing the estimates for such values. Seller shall make available to Buyer Seller's books, records and personnel (if any) related to and involved in the calculation of such actual values, and Buyer shall make available to Seller the Company's books, records and Employees to the extent reasonably necessary for Seller to complete such valuations.

                                    (A) If the actual amount of the values
                           described in Section 3.03(a)(2), (3) and (4) as of the Closing, when combined, is greater than the estimate thereof, when combined, used to calculate the Purchase Price, Buyer shall remit to Seller such difference within 25 days of receipt by Buyer of Seller's report, assuming objections to the report are not submitted by Buyer in accordance herewith or if such objections are submitted, within 7 days of resolution of such objection. Buyer shall pay to Seller within 25 days of receipt by Buyer of Seller's report all amounts relating to the report that are not disputed.

                                    (B) If the actual amount of the values
                           described in Section 3.03(a)(2), (3) and (4) as of the Closing, when combined, is less than the estimate thereof, when combined, used to calculate the Purchase Price, Seller shall remit to Buyer such difference within 25 days of receipt by Buyer of Seller's report, assuming objections to the report are not submitted by Buyer in accordance herewith or if such objections are submitted, within 7 days of resolution of such objection. Seller shall pay to Buyer within 25 days of receipt by Buyer of Seller's report all amounts relating to the report that are not disputed.

                           (3) By submittal of a written objection thereto no
                  later than 20 days following receipt of Seller's subsection 3.03(b)(2) report, Buyer may dispute any amounts reflected on Seller's report but (A) only on the basis that the amounts reflected thereon were not arrived at in accordance with the terms of Schedule 3.03, and (B) only if the amount disputed exceeds in the aggregate $25,000. Such objection shall identify each disputed item with a reasonable description of the amount in dispute and the nature of the objection. If Buyer and Seller are unable to resolve such dispute within 30 days following Seller's receipt of Buyer's objection, they shall submit the open matter(s) to a mutually agreed certified public accountant (or if the Parties shall be unable to agree within five days of a request by either Party to do so, a certified public accountant jointly selected by the Parties' respective accountants) who shall, within 30 days of such submittal, issue a determination to both parties made in accordance with the terms of this Agreement, which determination shall be final and binding on the Parties. The fees and expenses of such certified public accountant shall be allocated between Buyer and Seller in the same proportion that the aggregate amount of disputed items so submitted that is unsuccessfully disputed by Buyer bears to the total amount of all disputed items so submitted.

                  (c) If by operation of Section 3.03(b) above, an item of Inventory or a Receivable or a Miscellaneous Asset is accorded no value, Seller at its option and expense may require Buyer to return such Inventory item or assign such Receivable or Miscellaneous Asset to Seller for no additional consideration, and shall allow Seller reasonable access to any documentation supporting collection of the Receivable or Miscellaneous Asset.

                  3.04 Payment Terms: The Purchase Price shall be payable in immediately available funds in United States Dollars by wire transfer to an account at a bank or banks to be designated by Seller in writing to Buyer prior to the Closing Date.

                  3.05 Sales, Use, Transfer and Similar Taxes and Charges: Buyer shall bear and pay all stamp, sales or use taxes and any transfer, documentation, gross receipts, custom duties, value added and other taxes and charges as well as interest and penalties thereon upon or with respect to the sale or transfer of the Shares by Seller to Buyer pursuant to this Agreement but shall not include income or capital gains taxes payable by Seller. To the extent that any applicable law or regulation imposes upon Seller the obligation to report or to pay such taxes or charges, Buyer shall promptly reimburse Seller therefor upon receipt of Seller's invoice for the amount of such payments. If the sale or transfer of the Shares is exempt from such taxes or charges, Buyer shall provide Seller with appropriate exemption documents prior to the Closing Date.

                  3.06 Excluded Assets: Notwithstanding anything, express or implied, to the contrary contained in this Agreement, any assets of the Company which comprise Excluded Assets are excluded from the transaction described by this Agreement and accordingly, at or before Closing the Excluded Assets shall vest in Seller or Seller's Affiliate. After Closing Buyer will cause Company to assign and deliver to Seller any Excluded Assets not removed, assigned, distributed or delivered to Seller or its Affiliates prior to Closing.

                                    ARTICLE 4
                                     CLOSING

                  4.01 Place and Date of Closing: Closing shall take place at the offices of Beauchamps, in Dublin , Ireland at 3.00 pm local time on the business day that is the later of: (a) 15 days after the date of this Agreement; or (b) the eighth business day following satisfaction (or waiver) by the Parties of the conditions to the Closing set forth in Section 4.05 or Section 4.06, as provided therein.

                  4.02 Buyer Deliverables at Closing: At Closing Buyer shall:

                  (a) Pay to Seller or Seller's Affiliate, as Seller shall designate, by wire transfer in immediately available funds in Seller's favour, the part of the Purchase Price set forth in Section 3.03(a)(1) .

                  (b) Pay to Seller by wire transfer in immediately available funds in Seller's favor, in an amount equal to the estimate of the values described in Sections 3.03(a)(2), (3) and (4) as determined pursuant to Section 3.03(b)(1).

                  (c) Deliver to Seller a certificate of a duly authorized officer of Buyer confirming the accuracy on the Closing Date of the representations and warranties of Buyer contained herein, and that Buyer has performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by Buyer at or prior to Closing.

                  (d) Deliver to Seller a legal opinion of Buyer's legal counsel that as of the Closing Date:

                           (i) Buyer is a corporation duly organized and validly existing under the laws of Ireland and has full corporate power to execute, deliver and fulfill the provisions of this Agreement.

                           (ii)     Neither the execution, delivery nor
                                    performance of this Agreement nor the
                                    consummation of transactions contemplated by this Agreement violate any provision of Buyer's Memorandum or Articles of Association.

                           (iii) All necessary corporate proceedings to authorize the transactions contemplated by this Agreement, the performance by Buyer of its obligations under this Agreement have been taken, and Buyer has executed and delivered all instruments and other documents contemplated hereby.

                  (e) Deliver to Seller a legal opinion of Zomax's legal counsel that as of the Closing Date:

                           (i) Zomax is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has full corporate power to execute, deliver and fulfill the provisions of the Zomax Guaranty.

                           (ii)     Neither the execution, delivery or
                                    performance by Zomax of the Zomax Guaranty nor the consummation of transactions contemplated by this Agreement violate any provision of Zomax's Articles of Incorporation or Byelaws.


                           (iii) All necessary corporate proceedings to authorize the transactions contemplated by this Agreement, and the performance by Zomax of its obligations under, and the execution and delivery of, the Zomax Guaranty have been taken.

                  (f) Deliver to Seller the Zomax Guaranty duly executed by Zomax.

                  4.03 Seller Deliverables At Closing: At the Closing, Seller shall deliver to Buyer:

                  (a) duly executed share transfers in favour of Buyer and/or Buyer's nominee in respect of all of the Shares together with related original share certificates;

                  (b) a written (special) resolution of the Company (pursuant to Section 141(8) of the Irish Companies, Act, 1963) dated on or prior or the Closing Date thereby resolving that the name of the Company, subject to the consent of the relevant governmental authority in Ireland, be changed to such name as Buyer shall have designated for such purposes by notice to Seller (which shall not be a name which includes "Kao" or "Kao Infosystems" or any combination thereof), together with a completed Form G1Q and a copy of the Memorandum and Articles of Association of the Company evidencing the new name of the Company (subject as aforesaid) (together the "Change of Name Documents");

                  (c) the Certificate of Incorporation of the Company and all the Company's Business Records, share registers, accounts books and other documents together with the corporate seal and a copy of the Company's memorandum and articles of association (in such case) certified by the Secretary as a true and complete copy thereof as at the Closing Date;

                  (d) duly executed resignations of the Directors and the Secretary of the Company, each such resignation containing an acknowledgement that each has no claim against the Company in respect of breach of contract, compensation for loss of office or otherwise howsoever;

                  (e) a letter of resignation of the auditors of the Company;

                  (f) evidence that the amount of the Company's long term debt has been paid, discharged or waived as the case may be;

                  (g) a certificate of the kind described in paragraph 11(6) of
Schedule 4 to the Irish Capital Gains Tax Act, 1975 in respect of the Purchase Price;

                  (h) such of the original title documents as are in the possession of Seller (or its legal advisors) to all of the Real Property, together with any other documentation as is agreed to be furnished concerning such Real Property in accordance with the replies by or on behalf of Seller to Buyer's requisitions on title (and any rejoinders and replies thereto);

                  (i) a legal opinion of the Director of Seller's Legal Department that as of the Closing Date:

                           (1) Seller is a corporation duly organized, validly
                  existing and in good standing under the laws of Japan, and has full corporate power to carry on its business as now being conducted;

                           (2) The consummation of transactions contemplated by
                  this Agreement do not violate any provisions of Seller's Articles of Association;

                           (3) All necessary corporate proceedings to authorize
                  the transactions contemplated by this Agreement, the performance by Seller of its obligations hereunder, and the execution and delivery by Seller of all instruments and other documents contemplated hereby have been taken.

                  4.04 Board Meeting: Seller shall procure that a Board Meeting of the Company is held at Closing at which:

                  (a) such persons as Buyer may nominate are appointed directors, secretary and auditors of the Company; and

                  (b) the resignations referred to in Section 4.03 (c) are submitted and accepted.

                  4.05 Conditions to Buyer's Obligation. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions (unless Buyer expressly waives such conditions):

                  (a) Buyer and Seller shall have received or obtained all governmental and regulatory consents and approvals which are required (including, without limitation, pursuant to the Mergers Act) to consummate the sale and purchase of the Shares, and to enable Buyer to own the Shares.

                  (b) Buyer (or Seller on behalf of Buyer) shall have received written confirmation from the IDA of IDA approval to the Controlling interest in the Company being held, directly or indirectly, by Buyer and/or Zomax (in replacement of or succession to Seller) for the purposes of the continuation of the IDA Grant Agreements.

                  (c) No injunction restraining or prohibiting the transactions contemplated hereby shall have been issued by a court or governmental authority.

                  (d) Seller (and its Affiliates where required) and its officers and counsel shall have executed and delivered the items described in
Section 4.03 of this Agreement.

                  (e) No damage to or loss of the Business Assets by fire or other casualty shall have occurred between the date of this Agreement and the Closing Date which has a material adverse impact on the Business Assets as a whole.

                  (f) The closing of the Other Purchase and Sale Agreements shall have occurred or shall occur simultaneously with Closing hereunder.

                  (g) Buyer and/or Zomax shall have obtained financing for this transaction pursuant to a financing commitment letter from GE Capital dated November [ ], 1998, a copy of which has been furnished by Buyer and/or Zomax to Seller. Buyer shall, and shall cause Zomax and each of its Affiliates to, use its best efforts, exercised in good faith, to secure said financing and shall take no action, or permit any of its Affiliates to take any action, that is intended to induce or have the effect of inducing GE Capital to withdraw or not honour its agreement to extend credit to Buyer and/or Zomax or its Affiliates. In the event that GE Capital does not provide financing for the transaction, Buyer will use, and shall cause each of its Affiliates to use, its best efforts to secure replacement financing on commercially reasonable terms. Further, Buyer shall offer its full faith and credit in the effort to obtain such financing.

                  (h) In the aggregate no material adverse change in the Business shall have occurred between the date of this Agreement and the Closing Date, including any such change with respect to customer or supplier relationships, other than changes in the ordinary course of business or changes attributable to a negative reaction among customers or suppliers to the proposed acquisition of the Company by Buyer.

                  (i) The leases and supplemental agreement in respect of the premises known as Unit 1, 2 and 3 respectively, Cloverhill Industrial Estate, Clondalkin, Dublin 22 and forming part of the Irish situate Real Property have been finalised, executed by the landlord and duly stamped.

                  (j) In the event that the Company has or is to grant a counter-indemnity and security to and in favour of Seller and/or Seller's Affiliate in accordance with Section 8.07, Seller shall have provided evidence of compliance with Section 60(2) - (11) of the Irish Companies Act, 1963 in respect of the giving of such counter-indemnity and security by the Company.

                  4.06 Conditions to Seller's Obligation. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions (unless Seller expressly waives any such conditions):

                  (a) Buyer and Seller shall have received or obtained all governmental and regulatory consents and approvals which are required ( including, without limitation, pursuant to the Mergers Act) to consummate the sale and purchase of the Shares, and to enable Buyer to own the Shares.

                  (b) Seller and/or (as applicable) Seller's Affiliate shall, with effect on or prior to Closing, have been absolutely released (or agreed to be so absolutely released) by the IDA from and in respect of all liabilities and obligations (whether actual or contingent) of Seller and/or (as applicable) Seller's Affiliate arising, or as may arise, under or pursuant to each of the IDA Grant Agreements.

                  (c) No injunction restraining or prohibiting the transactions contemplated hereby shall have been issued by a court or governmental authority.

                  (d) Buyer shall have delivered to Seller the funds required to be delivered to it pursuant to Sections 4.02 (a) and (b).

                  (e) Buyer (and its Affiliates where required), and its officers and counsel shall have executed and delivered the items described in
Section 4.02 of this Agreement.

                  (f) The closing of the Other Purchase and Sale Agreements shall have occurred or shall occur simultaneously with Closing hereunder.


                                    ARTICLE 5
                               SELLER'S WARRANTIES


                  Except as otherwise provided in this Agreement or disclosed in the Schedules or the Disclosure Schedule, Seller represents and warrants to Buyer that as of the date hereof and as of the Closing Date as follows:

                  5.01 Organisation and Share Capital; Seller is a company duly organised, validly existing and in good standing under the laws of Japan and has corporate power to execute, deliver and perform this Agreement.
Regarding the share capital of the Company:

                  (a) The Shares are beneficially owned by Seller (over 99%) or its Affiliate, Kao Infosystems U.K. Limited (less than 1%), free from any Encumbrance and Seller and such Affiliate are entitled to sell and transfer to Buyer full legal and beneficial ownership of the Shares on the terms of this Agreement.

                  (b) The Shares comprise the whole of the allotted and issued share capital of the Company and all of them are fully paid up including, for the avoidance of doubt, in respect of any amounts payable by way of premium.

                  (c) No person has the right (whether actual or contingent) to call for the issue, allotment or transfer of any shares or equity securities of the Company under any option, profit sharing or other agreement, arrangement or commitment (including conversion rights, rights of pre-emption and rights on realisation of security) and no person has claimed to be entitled to any of the foregoing.

                  (d) The Company is not and has not agreed to become a holder of any class of share or other capital of any company and the Company is not and has not agreed to become a member of any joint venture, partnership or consortium involving the issue of any shares by the Company.

                  5.02 No Conflict with Other Instruments or Agreements: Neither the execution, delivery or performance of this Agreement by Seller, nor the consummation of the transactions contemplated by this Agreement by Seller,will:

                  (a) violate any provision of the Articles of Incorporation of Seller or Articles of Association of the Company, or any law, rule, regulation, order, judgment or decree by which Seller, the Company or the Business may be bound; or

                  (b) conflict with, result in a breach of the terms and conditions of, or result in the imposition of any lien or other Encumbrance on or with respect to any of the Shares or the Business Assets as a result of the provision of, or constitute a default under, any agreement (except with respect to any Contract under which Third Party consent may be required to the continuation of such Contract following the change in Control of the Company from Seller to Buyer) to which the Company is a party or by which it or the Shares or the Business may be bound.


                  5.03 Authorisation: Seller has the corporate power, including all necessary authorisation, to execute, deliver and perform this Agreement and to comply with its obligations hereunder.

                  5.04 Binding Effect: This Agreement constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, or similar Laws affecting the enforcement of creditor's rights generally and rules and laws concerning equitable remedies.

                  5.05 Litigation and Investigations: There is no material litigation, action, or proceeding to which the Company is a party, nor to Seller's knowledge is any material litigation, proceeding or investigation threatened or pending by or against the Company as a result of its ownership of the Business Assets or operation of the Business or against the Business Assets or concerning the trustees of the Company Benefit Schemes (for which the Company is or would be liable) for any reason whatsoever; and the operation of the Business is not subject to any injunction, order, judgment, writ or decree to any material extent.

                  5.06 Environmental Matters: There are no pending Environmental Claims of a material nature, nor has the Company received any written notice of any Environmental Claims of a material nature, nor to Seller's knowledge are there any facts or circumstances relating to the Business Assets or the Business that give rise to any Environmental Claims of a material nature, or any noncompliance with or liability or responsibility under any administrative or judicial judgments or orders or Environmental Laws.

                  5.07 Real Property:

                  (a) No person is in possession or occupation of the Real Property or has any interest of any kind in such premises (whether adversely to the interests of the Company and the German branch of the Company or otherwise) save as disclosed in the Disclosure Schedule and subject thereto the Company and its German branch are entitled to and have exclusive vacant possession of the Real Property. The Real Property is free from any Encumbrance in any case whether by the Company or any Third Party.

                  (b) All original deeds and documents necessary to prove the Company's title to the Real Property are in the possession of the Company or its German branch and are not held to the order of any other person or are in the possession of a person other than the Company or its German branch and are held to the order of the Company or its German branch and such deeds and documents have been fully stamped and where appropriate have been adjudicated fully stamped by the Irish Revenue Commissioners and there are no deeds or documents of title in relation to the Properties which require to be registered in the Land Registry or Registry of Deeds or in any other registry which have not been so registered.

                  (c) The Real Property comprises all of the premises and land owned or used by the Company and the German branch of the Company or otherwise used in connection with the Business, and the particulars of title set out in
Schedule 1.02 are true and correct in every respect and the leases under which the Company holds the premises comprising Irish Real Property situate at Clondalkin and Ballsbridge in Dublin, are valid, binding and of full legal effect with respect to the parties to such leases, and the Real Property is free from any option to acquire such Real Property and there is appurtenant to each of the properties comprised in the Real Property all necessary rights of access and for necessary utilities..

                  (d) No notices or orders to Seller's knowledge, which would adversely affect the use, ownership, occupation or value of the Real Property or the operation of the Business by the Company, have been served upon or received by the Company relating to the Real Property and the Company is not aware of an intention to serve any such notice or order in respect of the Real Property.

                  (e) All accesses to and egresses from the Real Property and all services serving same have been taken in charge by the relevant local authority and where they have not been taken in charge the Company has all necessary easements and rights for the full use of same on terms which do not entitle any person to terminate or curtail same.

                  5.08 Title to Tangible Property:

                  (a) The Company has legal and beneficial ownership of the Tangible Property.

                  (b) The Tangible Property will, as of Closing, be free and clear of all liens, mortgages, judgments, security interests, easements, restrictions, charges or other encumbrances.

                  (c) No Third Party has any option or right of first refusal to purchase all or any part of the Tangible Property.

                  5.09 Contracts and Other Agreements: The Disclosure Schedule sets forth a list that includes or incorporates by reference (but is not necessarily limited to) all Material Contracts. Subject to confidentiality restrictions, true and correct copies of the Material Contracts have been provided to Buyer. No other party to any Material Contract has notified the Company in writing that it considers the Company to be in breach thereof, and, to Seller's knowledge, no other party to any Material Contract is threatening to allege such breach. To Seller's knowledge, the Company is not in material default of any provision of a Material Contract. However, Buyer shall form its own opinion with regard to Contracts which require the consent of a Third Party to the continuation of such Contract following the change in Control of the Company from Seller to Buyer.

                  5.10 Intellectual Property:

                  (a) Except as may be disclosed to Buyer in the Disclosure Schedule, the Company has legal and beneficial ownership of the Intellectual Property Rights and Company has not received written notice of any pending, nor to Seller's knowledge is there currently threatened any, material claim, suit or proceeding contesting any of the Intellectual Property Rights.

                  (b) Except as set forth in the Disclosure Schedule, the Company has not received written notice of any pending, nor to Seller's knowledge is there currently threatened any material claim, suit or proceeding alleging that the operation or use of the Business Assets infringes a patent of another party. To Seller's knowledge, the operation and use of the Business Assets by the Company does not infringe the patents, trademarks, copyrights and technical information rights owned by others to any material extent.

                  5.11 Compliance with Law; Governmental Consents:

                  (a) To Seller's knowledge, the operations of the Business and the Real Property are in substantial compliance with all material applicable laws and regulations having the force of law, and neither the Company nor Seller has been notified in writing of any non compliance therewith. This is not intended to relieve Buyer of its responsibility for ensuring such compliance by the Company from the Closing Date forward.

                  (b) Except for filing and approval requirements under the Mergers Act, no consent, authorization, or approval of, or exemption by, or filing with, any court or governmental, public, or self-regulatory body of authority, that is material to the operation of the Business, is required in connection with the execution, delivery and performance by Seller of this Agreement or of any of the instruments or agreements herein referred to, or the taking of any action herein contemplated to be taken by Seller.

                  (c) All returns, particulars, resolutions and other documents required to be delivered on behalf of the Company to the Register of Companies have been properly made and delivered. The statutory books of account of the Company are up to date and maintained in accordance with all applicable legal requirements on a proper and a consistent basis.

                  5.12 Brokers or Finders: Except for its obligations to KPMG, for which Seller and its Affiliates are solely responsible, Seller has not incurred an obligation or liability, contingent or otherwise, for broker's or finder's fees with respect to the matters provided for in this Agreement.

                  5.13 Taxes: No Taxes related to the Business are in dispute to any material extent. The Company has, or as of Closing shall have, filed all Irish and German state and local tax returns and reports then required to be filed and paid all taxes, interest, penalties and other charges then due on such tax returns and reports or claimed by any Irish or German taxing authority or otherwise to be due in respect thereof to any material extent.

                  5.14     Labour Matters:

                  (a) Except as set forth in the Disclosure Schedule, the Company has no employment contracts or collective bargaining agreements relating to the Employees.

                  (b) As of the date of this Agreement, there is no labour dispute, strike or work stoppage against the Company pending or, to Seller's knowledge, threatened that may interfere with the Business.

                  (c) To Sellers's knowledge, the Company has complied in all material respects relating to the Business with all applicable legal requirements relating to the employment of personnel, plant closing, layoffs, termination of employment and collective bargaining.

                  5.15 Employee Benefit Matters.

                  (a) The Disclosure Schedule lists the Company Benefit Schemes which are maintained, contributed to or required to be contributed to by the Company, for the benefit of any Employee or any former employee of the Company employed in connection with the Irish Business. Seller has made available to Buyer or its agents a copy of all material documentation relating to the Company's Benefit Schemes to which the Company (or any trustee of the Company's Benefit Schemes) is entitled. With the exception of the Company Benefit Schemes, the Company is not under any legal liability or obligation (including obligations established by custom) or exgratia arrangement or promise to pay pensions, gratuities death or disability benefits or the like to or in respect of any Employee or former employee of the Company. The Company Benefit Scheme known as Kao Infosystems (Ireland) Retirement and Death Benefit Scheme is a defined contribution scheme within the meaning of Section 2 of the Irish Pensions Act, 1990. No person is a member of (or eligible to become a member of), or is entitled to benefit under, and the Company has no obligation to contribute to, the Company Benefit Scheme called the Kao Infosystems Life Assurance Scheme.

                  (b) Each of the Company's Benefit Schemes which provides pensions and/or death benefits is an exempt approved scheme within the meaning of Chapter 1, Part 30 of the Irish Taxes Consolidation Act, 1997 and Seller has no knowledge of anything which has been done or omitted to be done which will or may result in the Company's Benefit Schemes ceasing to be such an exempt approved scheme.

                  (c) The Company's Benefit Schemes have at all times complied with and been duly administered in all material respects in accordance with all applicable laws in Ireland, including revenue and trust law requirements,
Article 119 of the Treaty of Rome and the Irish Pensions Act, 1990 (and any regulations made thereunder).

                  5.16 Receivables: The Receivables represent transactions entered into by the Business for good and valuable consideration resulting from the bona fide sale of products or performance of services in the ordinary course of the conduct of the Business.

                  5.17 Subsidiaries: The Company has no equity or other ownership interests in any corporation, partnership, limited partnership, joint venture, trust, limited liability company, association or other legal entity (save its ownership of the German branch of the Company).

                  5.18 Product Liability: Since January 1, 1998, to Seller's knowledge, there have been no material claims or complaints, and there are no material claims or complaints existing or threatened, of a material nature, against the Company for product liability in respect of any product manufactured, sold or distributed at any time by the Company in connection with the Business, including any claim on account of any express or implied warranty, except for normal returns and allowances in the ordinary course of business consistent with past practice.

                  5.19 Financial Statements: Seller has furnished to Buyer and/or Zomax and Arthur Andersen LLP, Buyer's and/or Zomax's accountants and tax auditors ("AA"), copies of certain statements of operations, statements of cash flow, balance sheets and general ledgers with respect to the Business (the "Financial Statements") as well as certain projections (the "Projections"). Seller makes no representations or warranties regarding the Financial Statements or the Projections. Seller has been advised that AA has reviewed and taken certain exceptions to the Financial Statements based on its due diligence activities. Seller represents that if the financial books and records provided to Buyer and/or Zomax and AA (other than the Financial Statements) were used and accepted as accurate by competent Certified Public Accountants to prepare financial statements in accordance with GAAP, such financial statements would present fairly the financial condition of the Company and the financial results of the Company with respect to the Business for the dates and periods, respectively, to which they relate.

                  5.20 Required Assets. Except as described in Schedule 5.20 or elsewhere herein, the Business Assets, together with any Material Contracts not included as a part thereof, include all intellectual property rights needed to conduct the Business as presently conducted, without infringing on the rights of any other party except for the Excluded Assets.

                  5.21 Year 2000 Compliance. Seller makes no representation or warranty that any of the Business Assets are compliant with Year 2000 and makes no other representation or warranty with respect to the occurrence of the Year 2000 or any date after 31 December 1998. To Seller's knowledge, based solely on information received from the vendors and/or licensors of software used by the Company, and without any independent investigation thereof, the software listed on Schedule 5.21 is or is not Year 2000 compliant as so indicated therein. To Seller's knowledge, Seller has provided to Buyer all information known to Seller, including the studies and reports identified in Schedule 5.21, with respect to Year 2000 compliance or lack of compliance, of the Business Assets.

                  5.22 Permits and Licenses. The Company has maintained in full force and effect all permits, certificates of occupancy and licenses required to operate the Business prior to Closing.

                  5.23 Company's Books and Records. To Seller's knowledge, the Company's non-financial books and records which, to Seller's knowledge, were provided in the due diligence process (including customer order files, employment records and production and manufacturing records) are in all material respects accurate and to the extent maintained by the Company in the ordinary course of business, complete unless otherwise disclosed therein or otherwise.

                  5.24 Inventory. The Inventory represents the normal supplies and stock in trade of the Company on hand as of the close of business on the Closing Date. The Inventory is and as of Closing will be good, merchantable and saleable in the ordinary course of business.

                  5.25 Encumbrances. There are no Encumbrances affecting the Company or the Business Assets (except liens arising by operation of law in the normal course of trading).

Notwithstanding anything herein or elsewhere to the contrary, it is agreed as follows:

                  5.26 NO OTHER REPRESENTATIONS OR WARRANTIES: EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER NOR ANY AFFILIATE, AGENT OR REPRESENTATIVE OF SELLER HAS MADE, AND SELLER IS NOT LIABLE FOR OR BOUND IN ANY MANNER BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, PROMISES, STATEMENTS, INDUCEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE COMPANY, THE BUSINESS OR THE BUSINESS ASSETS OR ANY PART THEREOF (INCLUDING WITHOUT LIMITATION THEIR DESIGN, CAPACITY, CONDITION, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE). WITHOUT LIMITING THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER IS NOT LIABLE FOR OR BOUND BY (AND BUYER HAS NOT RELIED UPON) ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR ANY OTHER INFORMATION RESPECTING ANY PORTION OF THE COMPANY, THE BUSINESS OR THE BUSINESS ASSETS FURNISHED BY THE SELLER NOR ANY AFFILIATE OR ANY BROKER, EMPLOYEE, AGENT, CONSULTANT OR OTHER PERSON REPRESENTING OR PURPORTEDLY REPRESENTING THE COMPANY.

                  5.27 NO WARRANTY OF PROBABLE SUCCESS OR CONDITION OF ASSETS:
SELLER MAKES NO WARRANTY REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE OWNERSHIP, USE OR OPERATION OF THE COMPANY, THE BUSINESS OR THE BUSINESS ASSETS AFTER THE CLOSING. ANY FORECASTS OR PROJECTIONS OR STATEMENTS REGARDING FUTURE PERFORMANCE OR RESULTS, FINANCIAL OR OTHERWISE, PROVIDED TO BUYER ARE NOT INTENDED TO BE RELIED UPON BY BUYER AND BUYER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON SAME. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO WARRANTY AS TO THE PHYSICAL CONDITION OR SUITABILITY FOR ANY PARTICULAR PURPOSE OF ANY OF THE BUSINESS ASSETS, INDIVIDUALLY OR COLLECTIVELY, WHICH ASSETS ARE ALL BEING PURCHASED THROUGH PURCHASE OF THE SHARE CAPITAL OF THE COMPANY ON AN "AS IS", "WHERE IS" AND "WITH ALL FAULTS" BASIS.


                                    ARTICLE 6
                               BUYER'S WARRANTIES

                  Buyer represents and warrants to Seller that as of the date hereof and as of the date of Closing:

                  6.01 Organization; Good Standing: Buyer is a corporation duly organized, validly existing and in good standing under the laws of Ireland and has full corporate power to execute, deliver and perform this Agreement.

                  6.02 No Conflict with Other Instruments or Agreements: Neither the execution, delivery or performance of this Agreement by Buyer, nor the consummation of transactions contemplated by this Agreement by Buyer will:

                  (a) violate any provision of the Memorandum or Articles of Association or similar constitutional documents of Buyer, or any law, rule, regulation, order, judgment or decree by which the Buyer may be bound; or

                  (b) conflict with, result in a breach of the terms and conditions of, or constitute a default under, any agreement to which Buyer is a party or by which it may be bound.

                  6.03 Authorization; Binding Effect:

                  (a) Buyer has the corporate power, including all necessary authorization, to execute, deliver and fulfill the provisions of this Agreement, and this Agreement constitutes a legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the enforcement of creditors' rights generally and rules and laws concerning equitable remedies.

                  (b) Except for filing and approval requirements under the Mergers Act, no consent, authorization, or approval of, or exemption by, or filing with, any court or governmental, public, or self-regulatory body or authority, that is material to the operation of the Business, is required in connection with the execution, delivery and performance by Buyer of this Agreement or of any of the instruments or agreements herein referred to, or the taking of any action herein contemplated to be taken by Buyer.

                  6.04 Brokers or Finders: Buyer has incurred no obligation or liability, contingent or otherwise, for brokers' or finders' fees with respect to the matters provided for in this Agreement.

                  6.05 Permits and Licenses: Buyer will, or will cause the Company to, apply for and retain in full force and effect all permits, certificates of occupancy and licenses required by or for the Company to operate the Business on and after Closing.

                  6.06 No Instigation of Investigations: Except for action required under Section 6.05 or taken in the ordinary course of business, Buyer will not instigate any activity that would require or encourage any governmental or public body or authority to investigate matters covered by Seller's warranties or indemnities.

                                    ARTICLE 7
                                 INTERIM PERIOD

                  Seller and Buyer covenant and agree that between the date of this Agreement and the Closing Date:

                  7.01 Operation of the Business: Seller shall cause the Company not to, without having received the prior written consent or at the written request of Buyer, do any of the following with respect to the Business:

                  (a) demolish, remove, alter, enlarge or dispose of any of the Business Assets other than in the ordinary course of business, other than removal of any of the "Kao" and/or "Kao Infosystems" names and logo from the Company's property pursuant to Section 8.04 and the removal or disposal of any Excluded Assets;

                  (b) make any material change in the Real Property or in the Company's operation of the Business Assets other than in the ordinary course of business;

                  (c) sell or otherwise dispose of any of the Business Assets other than Excluded Assets or assets that would be included in the Inventory, Receivables and Miscellaneous Assets except in the ordinary course of business;

                  (d) make or become a party to any contract, commitment or other arrangement or review, extend, amend or modify any contract, commitment, or other arrangement (other than contracts noted or described in the Disclosure Schedule as being "under negotiation") which in any one case involves an amount in excess of $25,000 except in a manner and on terms consistent with past practices;

                  (e) pay or agree to pay conditionally or otherwise any bonus, additional compensation, pension or severance pay to any of its present employees whose annual base compensation and expected commissions exceed $50,000 or other than such payments as the Company is or may become obligated to pay pursuant to agreements or benefit plans in effect on the date hereof;

                  (f) increase the rate of compensation (including salaries, fees, commission rates, bonuses, profit sharing, incentive, pension, retirement, or other similar payments or benefits and benefits) being paid at the date of this Agreement to any Employees whose annual base compensation and expected commissions) exceed $50,000;

                  (g) hire any employee whose annual base compensation and expected commissions exceed $50,000;

                  (h) make any material change in the Business Assets other than the Excluded Assets or those that would be included in the Inventory, Receivables and Miscellaneous Assets;

                  (i) sell or otherwise dispose of any leases pertaining to the Business Assets (other than capitalized leases), or enter into any renewals or extensions of existing leases or enter into any new lease which in any case involve an amount in excess of $25,000;

                  (j) permit any amendment or termination (other than an expiration of the contract) of any Material Contract if the Company has the contractual right to prevent same;

                  (k) alter or revise its accounting principles, procedures, methods or practices;

                  (l) remove or permit to be removed from the Real Property any Business Assets other than Excluded Assets or assets that would be included in the Inventory, Receivables and Miscellaneous Assets except in the ordinary course of business;

                  (m) change its credit policy as to sales of inventory or collection of accounts receivable;

                  (n) create, or issue, or allot or redeem or vary any shares or equity securities or give any option in respect of any shares or equity securities;

                  (o) borrow any new money from any Third Party (other than Seller or Seller's Affiliates) for an amount which would exceed (whether solely or in aggregate) $25,000, save any new money which is to be discharged or repaid on or before Closing;

                  (p) create any Encumbrance (other than a lien arising by operation of law) over the whole or any part of the Business Assets, and which has not been released or discharged on or before Closing;

                  (q) make any loan or advance or give any credit (other than normal trade credit) in excess of $25,000 to any Third Party (other than Seller or Seller's Affiliates);

                  (r) give any guarantee or indemnity to secure the liabilities or obligations of any Third Party other than arising in the ordinary course of Business, save as will not bind the Company as and from Closing.

                  7.02 Exceptions: Notwithstanding Section 7.01 or any other provision of this Agreement, Seller may cause Company to do, and Company may do, any of the following between the date of this Agreement and the Closing Date:

                  (a) take action or inaction that affects only the Excluded Assets or results in the removal or destruction of Excluded Assets and does not materially and adversely affect the Business Assets;

                  (b) take action or inaction that results in the reduction, elimination or removal of Excluded Liabilities and any lien or encumbrance not contemplated hereunder to exist on the Closing Date.

                  7.03 Work Diligently Towards Closing: Buyer and Seller shall each use its reasonable best efforts to work diligently towards completing the transaction contemplated by this Agreement on the contemplated Closing Date, and to obtain all authorizations, consents, orders and approvals of, and to give all notices to and make all filings with, all governmental authorities and other Third Parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to this Agreement, and also to enable Buyer to own the Shares, and each party will cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. Each Party agrees to make an appropriate filing of a notification pursuant to the Mergers Act with respect to the transactions contemplated hereby within five business days of the date of this Agreement and to supply promptly any additional information and documentary material that may be requested pursuant to the Mergers Act. The Parties acknowledge that time shall be of the essence in this Agreement and agree not to take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.


                                    ARTICLE 8
                                  POST CLOSING

                  Seller and Buyer agree that after the Closing Date:

                  8.01 Access to Records: From time to time, upon request by Seller, Buyer shall, and shall cause Company to, permit Seller reasonable access to and copies of the Business Records for purposes of tax and other legal compliance. Buyer shall retain such Business Records (including employment records) for a period of at least seven years from the Closing Date or such longer period as may be required by applicable law.

                  8.02 Cooperation in Litigation: After Closing, each Party shall reasonably cooperate with the other Party and the other Party's attorneys in the defense or prosecution of any litigation, action, suit or proceeding instituted against or by the other Party pertaining to the Company, the Business Assets or the Business, excluding, however, any litigation, action, suit or proceeding between the Parties (including their Affiliates). Such cooperation shall include, but not be limited to, conferring with the other Party's attorneys or experts at their offices during normal business hours at mutually convenient times and making available to the other Party's attorneys documents or copies of documents specific to the Company, the Business Assets or the Business, and such cooperation shall include giving testimony voluntarily. Such cooperation shall not require the cooperating Party to be joined as a Party in any such litigation. Each Party further agrees that it shall not voluntarily disclose to any third party without the other Party's consent any information or documents received by it heretofore or hereafter from the other Party's attorneys in connection with the defense or prosecution of any litigation or proceedings. The other Party shall pay the out-of-pocket expenses of the cooperating Party and those expenses of the cooperating Party's employees and agents reasonably incurred in connection with providing such cooperation but shall not be responsible for paying any fees or for reimbursing the cooperating Party for the salaries or costs of fringe benefits or other similar expenses of the cooperating Party's employees in connection with time spent providing such cooperation to the other Party.

                  8.03 Change of Name of Company: Buyer shall immediately lodge, or cause to be immediately lodged, with the relevant company registration authorities in Ireland the Change of Name Documents referred to in Section 4.03(b) and shall promptly do all acts and things as are or would be necessary to ensure that the name of the Company is, with effect not later than from the Closing Date, changed to a name not including "Kao" or "Kao Infosystems" or any combination thereof. Immediately following the issue of the relevant change of name certificate as may be issued by or from such authorities as aforesaid, Buyer shall cause a copy of such certificate to be forwarded to Seller. Not later than 90 days after the Closing Date, Buyer shall ensure that:

                  (a) the Company shall cease to operate under any business name which includes "Kao" or "Kao Infosystems" or any combination thereof.

                  (b) the registration of the German branch of the Company in the Commercial Register in Langen, Germany is changed to reflect the change in Control and name of the Company as contemplated hereunder.

                  8.04 Removal of Company's Name from Property: Not later than 90 days after the Closing Date, Buyer shall remove the "Kao" and/or "Kao Infosystems" name, logo and identifying marks, from the exterior of the Real Property, and from all vehicles, equipment and other assets (other than Inventory) of the Company. In the event Buyer fails to remove the "Kao" and "Kao Infosystems" name within the 90 day period, Buyer hereby grants Seller and its representatives the right of access to said property, during normal business hours to remove the "Kao " and "Kao Infosystems" name, logo and identifying marks from the exterior of the Real Property and other assets. Buyer shall pay the full cost of such removal at the rates charged by premium companies that do such work.

                  8.05     Use of Current Supplies:

                  (a) The Company will have after the Closing in Inventory a quantity of work-in-progress, preprinted stationery, packaging material and other supplies (including all Inventory owned by the Company) which bear the "Kao" or "Kao Infosystems" name and logo. For a period of six months from the Closing Date, Seller shall grant or cause to be granted to the Company a paid-up, royalty-free license, to remain in effect until the exhaustion of such Inventory in the ordinary course of business (not to exceed six months), to use in Ireland and Germany any trademarks, trade names, trade dress, copyright or other proprietary rights of Seller associated with such Inventory. Such license shall be non-exclusive and without any warranty of any kind, express or implied, including but not limited to any warranty of non-infringement. Such license shall be in addition to other licenses granted hereunder or under the other documents in accordance with the terms of this Agreement. Neither the Company nor Buyer shall be entitled to use the "Kao" or `Kao Infosystems" name and/or logo for any purpose whatsoever except as specifically provided in this Section 8.05.

                  (b) Notwithstanding anything contained in this Section to the contrary, so that the Company is not required to remaster existing customer titles for optical discs, the Company may do the following to the extent it is consistent in all respects with applicable laws: the Company may continue to manufacture existing customer titles bearing the "Kao" or "Kao Infosytems" name and/or logo on the mirror band but for a period not to exceed six months as and from the Closing Date so long as the Company also discloses thereon, to the extent required by law, that it is the manufacturer thereof and such optical disc was made in Ireland and otherwise complies with applicable law. During such six-month period the Company shall be required to use an identification mark that identifies each optical disc with the "Kao" or "Kao Infosystems" name and/or logo as having been replicated by the Company. When a title requires remastering or is remastered, the Company must remove the "Kao" or "Kao Infosystems" name and/or logo for such title. The licence to the Company set forth in this Section shall be deemed to include the rights set forth in the preceding section. Buyer shall fully indemnify and hold Seller and its Affiliates harmless from all loss, costs, claims, suits and expenses, including reasonable attorneys fees, arising out of the Company's use of the "Kao" or "Kao Infosystems" name and/or logo. At the end of the aforesaid six-month period, Buyer shall cause the Company to certify in writing to Seller that the Company has destroyed and ceased using all stampers that imprint the "Kao" or "Kao Infosystems" name.

                  8.06 Tax Matters: Buyer and Seller agree to reasonably cooperate and assist one another regarding all tax matters related to the Shares sold pursuant to this Agreement. Buyer agrees to, and will cause the Company to, cooperate and assist Seller in connection with any tax audits of or tax matters relating to the Company for any periods through the Closing Date.

                  8.07 Contracts - Change of Control. The Company is a party to various Contracts relating to the Business and the Real Property, which require the consent of a Third Party to the continuation of such agreements following a change in Control of the Company. Further, Seller and/or Seller's Affiliate are guarantee parties in respect of certain Contracts. Such Contracts include, but are not limited to, (a) the IDA Grant Agreements; and (b) leases that comprise Real Property situated in Ireland. If a consent required to change of Control from Seller to Buyer, or to a release of any such guarantee of Seller, or Seller's Affiliate, has not been obtained prior to Closing, and if Closing shall have nonetheless taken place, the Parties shall cooperate using reasonable efforts to obtain such consent or release. At all events, Seller shall have no liability resulting from the failure of such consent to be granted. In the case of any guarantees given by Seller or Seller's Affiliate concerning or relating to the matters specified in (a) and (b) of this Section 8.07 ("Seller's Guarantees"), Buyer shall cause Zomax to offer, as soon as practicable after the date hereof and accordingly prior to the Closing Date, to each beneficiary of Seller's Guarantees an equivalent and replacement guarantee from Zomax in substitution for Seller's Guarantees, and so that if such guarantee, in the case of the lease of Phase 3 at Clondalkin, Dublin 22 comprised in the Irish Real Property is not accepted by the landlord thereof, Seller shall cause its Affiliate, Kao Infosystems Company (US), to offer its guarantee in respect thereof prior to the Closing Date, which such guarantee shall also accordingly be a "Seller's Guarantee". In the case of any Seller's Guarantees which have not been released on or by the Closing Date, Buyer shall indemnify Seller (acting for itself or its Affiliate as the case may be) against all and any liability (arising, and relating to a time or event, after the Closing Date) of Seller (or Seller's Affiliate) as may arise in connection with such Seller's Guarantees. Further, in the event that on or by Closing, Seller and/or Seller's Affiliates has not been unconditionally and irrevocably released from any Seller's Guarantees given in connection with any leases as referred to in (b) of this
Section 8.07, the Parties agree and acknowledge that they shall (subject to the provisions of Section 4.05 (j), and insofar as within their respective powers so to procure) cause the Company to grant to and in favour of Seller and/or Seller's Affiliate, and with effect on or as soon as practicable after Closing (as requested by Seller), a counter indemnity, together with an all sums on demand first mortgage, charge or similar security interest over the Real Property that is the subject of such lease(s) as security for any liabilities incurred, or as may be incurred, by Seller and/or Seller's Affiliate under such Seller's Guarantees, in each case in such form as is to the reasonable satisfaction of Seller.

                   8.08 Noncompetition. In consideration of Seller's rights under this Agreement, Seller agrees that, from and after the Effective Date and continuing for five years thereafter, Seller will not and will cause any of its Affiliates not to, do any of the following, except to the extent otherwise provided in Schedule 8.08:

                  (a) directly or indirectly, own any interest in, control, or render services to (including but not limited to services in research), any person, entity, or subsidiary, subdivision, division, or joint venture of such entity in connection with the following activities (collectively, the "Restricted Activities"); the design, development, manufacture, marketing, or sale of CD's, the marketing or sale of replicated or duplicated software, or the assembly, packaging or distribution (including electronic distribution) of software other than as an adjunct to or in connection with Core Activities (as defined in Schedule 8.08 hereto) anywhere in the world;

                  (b) directly or indirectly solicit any of the Company's present or future employees, excluding Stephen Fisher, engaged in the Restricted Activities (while such employees are employed by the Company) to leave their employment with the Company for the purpose of hiring them or inducing them to leave their employment with the Company;

                  (c) directly or indirectly solicit sales for LOGISTIX (SINGAPORE) PTE LTD from Buyer's customers or potential customers;

                  (d) directly or indirectly engage in the Restricted
Activities.

                  8.09 Breach of Noncompetition Provisions of this Agreement. In addition to any other relief or remedies afforded by law or in equity, if Seller breaches the non-competition provisions of this Agreement, Seller agrees that Buyer shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction plus reasonable attorneys fees for seeking such relief
 . Seller hereby admits that irreparable damage will result to the Buyer if Seller violates or threatens to violate the terms of the non-competition provisions of this Agreement. Buyer shall be able to pursue any other appropriate relief including, without limitation, money damages against Seller for breach of the non-competition provisions of this Agreement.


                  8.10 Use of Computer Software Assets. After the Closing Buyer shall permit Seller and its Affiliate, Kao Infosystems U.K. Limited, reasonable access to and the right to use Computer Software Assets to the extent needed by Seller in the period it winds up and concludes its affairs concerning the Company or needed by such Affiliate pending transition to an alternate system under new ownership. Such Affiliate is an intended beneficiary of this covenant.

                  8.11 Misdirected Mail. After Closing, any mail or communication that is addressed to one party (addressee) but is received by the other party (recipient) will be forwarded by the recipient to the addressee. For the purposes of this Section 8.11, Buyer shall forward any mail that it or the Company receives that is addressed to, or is intended for, Seller to Seller at its address as specified in Section 13.07.

                                    ARTICLE 9
                    RIGHT OF TERMINATION; DISPUTE SETTLEMENT


                  9.01 Termination:

                  (a) The Parties recognize the potential damage to the Business from a failure to close or a delay in Closing. Therefore, the conditions precedent to Closing are limited as set forth in Section 4.05 and Section 4.06.

                  (b) This Agreement may, by notice given prior to or at the Closing, be terminated

                           (i)      by mutual written consent of Buyer and
                                    Seller; or

                           (ii) by either Buyer or Seller if the Closing has not occurred for any reason (other than through the failure of the Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before February 15, 1999; or

                           (iii) by either Party in the event of a material breach by the other Party hereunder where such breach has not been cured within 30 days following receipt of notice of breach from the non-breaching Party. For the purposes of this Section 9.01(b)(iii), one or more breaches will be material if in the aggregate such breaches have a material adverse impact on the Business or the Business Assets as a whole. Solely for the purposes of this Section 9.01(b)(iii), in determining whether one or more breaches will be material for such purposes, the provisions of this Agreement susceptible of breach shall be read as if no reference for materiality were contained therein.

                  (c) Each Party's right of termination under this Section 9.01 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to this Section 9.01, all further obligations of the Parties shall terminate except that the obligations arising under Section 13.09 will survive; provided, however, that if this Agreement is terminated because of a breach of the Agreement by the other Party or because one or more conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of the other Party's failure to comply with its obligations under this Agreement, the terminating Party's right to pursue all legal remedies will survive such termination unimpaired.

                  9.02 Dispute Settlement:

                  (a) The Parties shall attempt in good faith to promptly resolve any dispute arising out of or relating to this Agreement by negotiation between executives who have the authority to settle the controversy and who are at a higher level of management than the parties with direct responsibility for administration of this Agreement. Either Party may give the other Party written notice of a dispute not resolved by such executives in the normal course of business. If the matter has not been resolved by these persons within two months of a disputing Party's notice, the dispute shall be referred to a more senior executive of the Parties.

                  (b) In the event the Parties have not resolved a dispute pursuant to Section 9.02(a), they shall be free to pursue any other remedy provided by operation of law.


                                   ARTICLE 10
                                BUYER'S INDEMNITY

                  Subject to the limitations and procedures set forth in Article 12 hereof, Buyer shall indemnify and hold Seller harmless from and against and in respect of all losses, expenses (including without limitation reasonable attorneys' fees), fines, debts, liabilities and obligations of any nature whatsoever ("Losses") incurred by Seller to the extent that they relate to or arise out of:

                  10.01 Environmental Liabilities:

                  (a) Any remediation, removal, response, abatement, cleanup, investigative or monitoring costs, penalties, fines or damages for personal injury or property damage, pursuant to a final judicial or administrative decree or order or settlement agreement related to: (i) the generation, transportation, storage, release or disposal of any Materials of Environmental Concern related to the Business Assets or the Business on and after the Closing Date, either during or after Buyer's ownership of the Shares or Company's ownership of the Business Assets; and (ii) violations of federal, provincial, state or local Environmental Laws, including requirements of environmental permits, by the Company or the Business and on and after the Closing Date (the "Buyer's Environmental Liabilities").

                  10.02 Breach of Warranty: Any breach of any of the representations and warranties of Buyer contained in this Agreement, or nonfulfillment of any agreement or covenant on the part of Buyer under this Agreement.

                  10.03 Liability As to Employees: Any liability arising out of the Company's termination of any Employee or the failure of the Company to provide compensation and benefits to any Employees in accordance herewith and substantially equivalent to the compensation and benefits paid or provided to him or her prior to Closing.

                  10.04 No Consequential Damages: Notwithstanding anything to the contrary, Buyer shall not be responsible for damages in the nature of punitive, indirect or consequential damages arising out of any breach by Buyer of Buyer's obligations under this Agreement.


                                   ARTICLE 11
                               SELLER'S INDEMNITY

                  Subject to the limitations and procedures of Article 12 hereof, Seller shall, indemnify and hold Buyer harmless from and against and in respect of all Losses incurred by Buyer to the extent they relate to or arise out of:

                  11.01    Excluded Liabilities.

                  (a) Any liability of the Company for Taxes, net of credits or offsets for losses of the Company in relation to Taxes existing as of the Closing Date, arising in or in respect of the period prior to Closing or occurring as a result of any payment, transaction, act, omission or occurrence of whatever nature (whether or not the Company is a party thereto) occurring on or prior to Closing (including the sale of the Shares to Buyer on Closing), to the extent such Taxes: (i) were not paid at or prior to Closing, or (ii) were not included in Accounts Payable or otherwise were not included in calculation of the Purchase Price under Section 3.03 ("Seller's Taxes").

                  (b) Excluded Liabilities (other than Seller's Environmental Liabilities and Seller's Taxes) existing after Closing.

                  11.02 Environmental Liabilities: Any remediation, removal, response, abatement, cleanup, investigative or monitoring costs, penalties, fines or damages for personal injury or property damage, pursuant to a final judicial or administrative decree or order or settlement agreement related to:
(i) the generation, transportation, storage, release or disposal of any Materials of Environmental Concern related to the Business Assets or the Business prior to Closing, either before or during Company's ownership, use or operation of the Business Assets; and (ii) violations of federal, provincial, state or local Environmental Laws, including requirements of environmental permits, by the Business prior to Closing (the "Seller's Environmental Liabilities").

                  11.03 Breach of Warranty: Any breach of any of the representations and warranties of Seller contained in this Agreement, or nonfulfillment of any agreement or covenant on the part of Seller under this Agreement.

                  11.04 No Consequential Damages: Notwithstanding anything to the contrary, Seller shall not be responsible for damages in the nature of punitive, indirect or consequential damages arising out of any breach by Seller of Seller's obligations under this Agreement.



                                   ARTICLE 12
              SURVIVAL, REMEDIES AND PROCEDURE FOR INDEMNIFICATION

                  12.01 Period for Taking Action: Representations, warranties, covenants and agreements hereunder shall survive Closing but only to the extent set forth below.

                  (a) The representations and warranties of the Parties hereunder shall survive Closing but only for a period of eighteen months from and after the Closing Date; provided, however, Seller's representation and warranty contained in Section 5.22 above shall survive Closing only for a period of ninety days after Closing.

                  (b) The obligations of Buyer to indemnify Seller under Section
10.01 above shall survive Closing without any limitation as to time, subject to applicable statutes of limitations.

                  (c) The obligations of Buyer to indemnify Seller under Section
10.02 above with respect to breaches of its representations and warranties contained herein shall survive Closing but expire eighteen months after the Closing.

                  (d) The agreements and covenants of Buyer, other than its representations and warranties, shall survive Closing without limitation as to time, subject to applicable statutes of limitations.

                  (e) The obligations of Buyer to indemnify Seller under Section
10.02 above with respect to the nonfulfillment of any agreement or covenant by Buyer under this Agreement shall survive Closing without any limitation as to time, subject to applicable statutes of limitations.

                  (f) The obligations of Seller to indemnify Buyer for liabilities under Sections 11.01(a) and 11.02 above shall survive Closing without any limitation as to time, subject to applicable statutes of limitations but expire seven (7) years after Closing, and the obligations of Seller to indemnify Buyer for liabilities under Section 11.01 (b) shall survive Closing but expire three (3) years after Closing.

                  (g) The obligations of Seller to indemnify Buyer under Section
11.03 above with respect to breaches of its representations and warranties contained herein shall survive Closing but expire eighteen months after the Closing; provided, however, Seller's obligation to indemnify Buyer with respect to Seller's representation and warranty contained in Section 5.22 above shall survive Closing only for a period of ninety days after Closing.

                  (h) The agreements and covenants of Seller, other than its representations and warranties, shall survive Closing without limitation as to time, subject to applicable statutes of limitations.

                  (i) The obligations of Seller to indemnify Buyer under Section
11.03 above with respect to the nonfulfillment of any agreement or covenant by Seller under this Agreement shall survive Closing without any limitation as to time, subject to applicable statutes of limitations.

                  (j) Any claim made by Buyer against Seller in accordance with this Agreement shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been waived or withdrawn on the expiry of 6 months after notice of such claim is received by Seller unless proceedings in respect of such claim shall then have been commenced against Seller and for this purpose proceedings shall not be taken to have been commenced unless they have been both filed and served on Seller. Except as provided in the foregoing sentence, any on-going claims, actions or demands commenced prior to expiration of the claim period set forth in Section 12.01 or specifically stipulated elsewhere in this Agreement may be pursued to conclusion even if final judgment or settlement of such claim, action or demand occurs after the claim period has elapsed.

                  12.02 Notice: No claim for indemnification may be made with respect to any of the indemnification provisions set forth in Articles 10 and 11 unless notice of such claim for indemnification which satisfies the provisions of Section 12.06 below or Section 12.07 below with regard to environmental matters is given to the indemnifying Party on or before the expiration date for such indemnification provision as set forth in Section 12.01, but the actual costs or expenses related thereto may be incurred or assessed after such expiration date.

                  12.03 Claims: Subject to the limitation set forth in Section
12.04 below, a Party shall be liable in respect of any claim brought by the other Party for indemnification for a breach by such Party of its representations and warranties set forth in this Agreement only if such Party's liability (but for this Section 12.03) for such claim exceeds $10,000 and if such Party's aggregate liability for all such claims which exceed $10,000 exceeds in the aggregate one and one-half percent (1.5%) of the Purchase Price, in which case such Party shall be liable for all such claims which exceed $10,000.

                  12.04 Limit: The aggregate liability of any Party arising by reason of any and all claims for indemnification or for a breach by such Party of this Agreement other than those for indemnification pursuant to Sections 10.01, 10.03, 11.01 (a) and 11.02 above, shall not exceed an amount equal to fifty percent (50%) of the Purchase Price; provided, however, to the extent that a breach by Seller of the covenants set forth in Sections 8.08 and 8.09 and/or Seller's indemnity obligation under Section 11.01 (b) above causes such aggregate liability of Seller to exceed an amount equal to fifty percent (50%) of the Purchase Price, this fifty percent (50%) of the Purchase Price limitation shall be increased by the amount of the Seller's liability (but for this Section 12.04) for breach of the covenants set forth in Sections 8.08 and 8.09 above and/or for Seller's indemnity obligation under Section 11.01 (b). In no event shall Seller's aggregate liability arising by reason of any and all claims for indemnification or for a breach by Seller of this Agreement other than for indemnification pursuant to Sections 11.01 (a) and 11.02 above exceed one hundred percent (100%) of the Purchase Price.

                  12.05 Not a Release of Other Obligations: Notwithstanding the expiration of any of the indemnification provisions set forth in Articles 10 or 11 hereof or the limitations in this Article 12, such expiration and limits are not intended to terminate or in any way modify or reduce the obligation of Seller to be responsible for the payment and performance of its obligations relating to Excluded Liabilities and the obligations of Buyer to be responsible for the payment and performance of its obligations relating to the Included Liabilities and payment of the Purchase Price in full.

                  12.06 Procedure: Except with respect to indemnification of environmental matters, each Party to this Agreement shall give prompt written notice to the other Party under each claim for indemnification hereunder specifying that indemnification is sought pursuant to this Agreement, the amount (to the extent known), nature of and event giving rise to the claim, and of any matter which is likely to give rise to an indemnification claim. The indemnifying Party shall have 30 days after receipt of the above-mentioned notice to undertake control, at its expense, of the defense of any such matter or its settlement; provided that: (i) the indemnifying Party shall not by this Agreement permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified Party, (ii) the indemnifying Party shall permit the indemnified Party to participate in such settlement or defense through counsel chosen by the indemnified Party, provided that the fees and expenses of such counsel shall be borne by the indemnified Party, and (iii) the indemnifying Party shall agree promptly to reimburse the indemnified Party for the full amount of any loss resulting from such claim and all related expense incurred by the indemnified Party pursuant to this Article. Failure to give timely notice of a matter which may give rise to an indemnification claim shall not affect the rights of the indemnified Party to collect such claims from the indemnifying Party so long as such failure to so notify does not adversely affect the indemnifying Party's ability to defend such claim against a third party. No indemnifying Party, in the defense of any claim or litigation, shall, except with the consent of an indemnified Party, which consent shall not be unreasonably withheld or delayed, consent to entry of any judgment or enter into any settlement by which such indemnified Party is to be bound and which judgment or settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified Party of a release from all liability in respect to such claim or litigation.

                  12.07 Environmental Procedure; Access and Use of Real
Property:

                  (a) Buyer will at all times take all reasonable steps to mitigate the Environmental Liabilities or potential Environmental Liabilities which fall or may fall within the terms of Article 11. As soon as reasonably practicable after a Party becomes aware of any Environmental Liabilities (whether or not the Party is of the opinion that it has a valid claim against the other Party under Articles 10 or 11), said Party shall give written notice thereof to the other Party including all material details of any Environmental Liabilities.

                  (b) With respect to any environmental matter for which Seller may be required to indemnify Buyer under this Agreement, Seller shall have sole control over all negotiations with governmental authorities concerning any environmental measures for such environmental matters; provided that Seller shall not take any action or fail to take any action with respect thereto that has a material adverse impact on the Company or the Business. Seller shall consult with Buyer from time-to-time as to the status of such negotiations and shall promptly provide Buyer with copies of all proposed documents involving such remediation, provided, however, that Seller shall not agree to any environmental measures which shall adversely affect the Company's ownership, use or operation of the Business Assets or the Business to any material extent without the prior written approval of Buyer, which shall not be unreasonably withheld.

                  (c) After Closing, Seller shall have access to the Real Property (subject to the terms of the applicable lease) for environmental remediation work as follows:

                           (i) Seller retains a right of access to the Real Property after the Closing for purposes of conducting environmental remediation work. Seller shall make every reasonable effort in implementing the work to reduce to the extent practicable any interference with the Company's operations at and use of the property in question. Seller shall coordinate its need to access the Real Property with the Company's local management, including at least ten days' advance notice of use of any heavy equipment.

                           (ii) At the conclusion of any environmental remediation project by Seller at the Real Property, Seller shall promptly dispose of and/or decontaminate all rubbish and debris caused by or otherwise associated with such work, and shall remove all equipment, materials and supplies, and shall restore the property in question to its condition immediately prior to the initiation of the work and leave the same ready for ordinary use, taking into account any necessary above-ground fixtures necessary for the work such as ground water monitoring equipment.

                  (d) Buyer acknowledges and agrees that Seller's obligations for any environmental measures shall be limited to those measures applicable to property that meets the present zoning classification of the Real Property.

                  12.08 Claim Limitations.

                  (a) A Party shall not be liable with respect to any claim hereunder to the extent the liability or loss of the other Party in respect thereof (i) is incurred or increased as a result of any legislation or regulation (including those applicable to tax rates) not in force at the Effective Date, any withdrawal of any published concession or ruling by any relevant tax authority, or as a result of any change in legislation or regulation thereafter; (ii) would not have arisen but for an act or omission carried out after the date of this Agreement (other than in the ordinary course of business) by Buyer or its Affiliates and which was carried out by a person who knows or reasonably should have known that it would result in an increase in the liability of the Seller hereunder; (iii) was or is subject to being offset or reimbursed by a reduction in tax liability of the other Party or payment to such other Party of insurance; (iv) a matter which has arisen in respect of any act or omission stipulated to be carried out or omitted pursuant to this Agreement or which is carried out or omitted at the written request of the Party asserting the claim; or (v) a matter which was provided for or taken into account in calculating the Purchase Price under Section 3.03.

                  (b) After Closing occurs, a Party may not bring a claim for breach of a representation or warranty hereunder to the extent the basis for the claim is known to the Party prior to the Closing (i.e. is within Seller's knowledge or Buyer's knowledge, as the case may be), provided, however, that if a Party obtains knowledge of the specific basis of a claim after the date hereof and prior to the Closing Date that constitutes a material breach of a representation or covenant and discloses such specific basis to the other Party, and, if the transaction contemplated herein is consummated, the Party disclosing such specific basis shall not be precluded solely by the operation of this
Section 12.08(b) from bringing a claim for breach hereunder; provided, however, that the consent of the Party receiving such disclosure to proceed to Closing shall be required if the Party making such disclosure is entitled or claims to be entitled to terminate this Agreement under Section 9.01(b)(iii), failing which consent neither Party shall be obligated to close hereunder.

                  (c) Nothing in this Article 12 shall derogate from either Party's obligation to mitigate any loss which it suffers in consequence of a breach of this Agreement.

                  (d) It is intended that the provisions of this Agreement with respect to claims by one Party against the other shall apply to all claims relating to the transactions contemplated hereby, regardless of whether such claim is based in tort (including, without limitation, negligence) contract, or otherwise, and shall provide the sole and exclusive remedy or remedies relating to the subject matter hereof, the transactions contemplated hereby and the Business Assets. All such claims are subject to the limitations set forth in this Article 12 (including but not limited to Section 12.05).


                                   ARTICLE 13
                                  MISCELLANEOUS

                  13.01 Press Release: Buyer and Seller shall each be at liberty to issue a press release or public announcement following execution of this Agreement with respect to the transaction contemplated by this Agreement with the prior written consent of the other Party, and the Parties shall consult each other in advance on the form and content of such releases or announcements. Each Party shall also be entitled to make such disclosures as may be required by applicable law or by applicable regulations of regulatory authorities ("Required Disclosure") without the prior consent of the other Party. Each Party shall provide the other Party with a copy of any Required Disclosure prior to its release. Any Required Disclosure that contains information that is not required by applicable laws or regulations must be approved by the other Party, such approval not to be unreasonably withheld.

                  13.02 Fees: Except as otherwise specifically provided herein, the Parties shall pay their own expenses including attorney's fees, incident to the preparation and performance of this Agreement, whether or not the transactions contemplated herein are consummated.

                  13.03 Amendments: This Agreement shall not be amended or modified except in writing, signed by both Parties.

                  13.04 Successors: This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, provided that prior to the Closing neither Party shall assign this Agreement or any rights herein without the other Party's prior written consent. This Agreement is not intended to confer upon any person except Buyer and Seller (and their respective Affiliates) any rights or remedies hereunder.

                  13.05 Merger: All understandings and agreements heretofore existing between the Parties regarding the purchase and sale of the Business Assets are merged into this Agreement (including the Schedules and Exhibits hereto). This Agreement fully and completely expresses the agreement of the Parties and was entered into after adequate investigation. Neither Party is relying upon any statement or representation not embodied in this Agreement, or the Exhibits hereto, made by the other or the other's Affiliates, or by the representative of the other or its Affiliates.

                  13.06 Non-waiver of Remedy: The failure of Seller or Buyer to insist, in any one or more instances, upon the strict performance of any of the terms, conditions or covenants of this Agreement shall not be construed as a waiver or relinquishment for the future of such term, condition or covenant. A receipt by Seller or Buyer of any money with knowledge of the breach of any term, condition or covenant of this Agreement, shall not be deemed a waiver of such breach, and no waiver, change, modification or discharge by either Party hereto of any provision in this Agreement shall be deemed to have been made or shall be effective unless expressed in writing and signed by both Seller and Buyer. In addition to the other remedies provided in this Agreement, Seller and Buyer shall be entitled to the restraint by injunction of the violation, or attempted or threatened violation of any of the terms, conditions or covenants of this Agreement, or to a decree compelling performance of any of such term, condition or covenant.

                  13.07 Notices: All notices, consents, requests and approvals, any notice of change in address for the purpose of this Article, and other communications provided for or required herein, shall be deemed validly given, made or served, if in writing, and delivered (a) on the day given if served personally, (b) two days following if sent by telecopy to the facsimile number indicated below with a confirmatory notice by delivery to a nationally-recognized express delivery service with instructions and payment for overnight delivery to the address set forth below; or (c) three days following if sent by postage prepaid:


                                    If to Seller, addressed to:
                                    Kao Corporation
                                    14-10 Nihonbashi Kayabacho 1-chome
                                    Chuo-ku, Toyko 103-8210
                                    JAPAN
                                    Attention: Director, Legal Department
                                    Telephone Number: 00 81 3 3660 7047
                                    Facsimile Number:  00 81 3 3660 7942





                                    With copy to:

                                    Beauchamps Solicitors
                                    Dollard House
                                    Wellington Quay
                                    Dublin 2
                                    IRELAND
                                    Attn. Robert Ryan
                                    Telephone Number: (01) 671 55 22
                                    Facsimile Number:  (01) 677 37 83

                                    and

                                    Potter Anderson & Corroon LLP
                                    Hercules Plaza
                                    1313 North Market Street
                                    Wilmington, Delaware  19801  USA
                                    Attention:  David B. Brown
                                    Telephone Number:  (302) 984-6000
                                    Facsimile Number:  (302) 658-1192

                                    and

                                    Kao America Inc.
                                    c/o The Andrew Jergens Company
                                    2535 Spring Grove Avenue
                                    Cincinnati, OH  45214  USA
                                    Attention:  VP Finance and CFO
                                    Telephone Number:  (513) 455-5340
                                    Facsimile Number:  (513) 455-5343

                                    And if to Buyer, addressed to:

                                    Primary Marketing Group Limited
                                    Unit 5d, Woodlawn Industrial Estate
                                    Swords
                                    County Dublin
                                    Attn: Patrick Burke
                                    Telephone Number: (3531) 8622131
                                    Facsimile Number: (3531) 8622121


                                    With Copy to:

                                    Zomax Optical Media Inc.,
                                    5353 Nathan Lane
                                    Plymouth, MN 55442
                                    Attn: James T Anderson
                                    Telephone Number: (612) 553 9300
                                    Facsimile Number: (612) 519 3710

                                    and

                                    Fredrikson & Byron, P.A.
                                    1100 International Centre
                                    900 2nd Avenue South
                                    Minneapolis, MN 55402
                                    U.S.A.
                                    Attn:  Dobson West
                                    Telephone Number:  (612) 347 7111
                                    Facsimile Number:  (612) 347 7077


                  13.08 Governing Law: This Agreement shall be governed by and construed according to the laws of Ireland. The Parties agree to submit to the non-exclusive jurisdiction of the courts of Ireland in relation to any matters concerning this Agreement or contemplated hereunder.

                  13.09 Confidentiality: The obligations of confidentiality set forth in that letter from David B. Brown of Potter Anderson & Corroon LLP to Zomax (Attention: Jim Anderson) dated 24th June 1998 incorporated herein by reference and will apply to and be binding on Buyer, to the benefit of Seller and its Affiliates, as if (a) the parties referred to anonymously therein as "OC" were expressly referred to therein as Seller and its Affiliates; and (b) Buyer were the party who had signed such letter, regardless of whether or not Buyer signed such letter at the time.

                  13.10 Severability: If any provision, or portion thereof, of this Agreement is held to be invalid, illegal or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

                  13.11 Headings: The various headings used in this Agreement are for convenience only and are not to be used in interpreting the text of the
Article in which they appear or to which they relate.

                  13.12 Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.


                  IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first above written.

                                        KAO CORPORATION



                                            By: /s/ Katsuji Kasutani

                                                Name: Mr Katsuji Kasutani

                                                Title: GM KaoInfosytems Europe




                                        PRIMARY MARKETING GROUP LIMITED



                                            By: /s/ Patrick Burke

                                                Name: Mr Patrick Burke

                                                Title: Director